EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of each of our reports each dated February 20, 2017, relating to the financial statements and financial highlights, which appear in the Nationwide Variable Insurance Trusts Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 19, 2017